UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

January 26, 2017

Date of Report (Date of earliest event reported)

___________________________________________________________

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 26, 2017, Acura Pharmaceuticals, Inc. (“Acura” or the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notifying Acura that because the closing bid price of its common stock has been below $1.00 for 30 consecutive business days, it no longer complies with the requirements for continued listing on The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5550(a)(2). The NASDAQ notice does not impact Acura’s listing on The NASDAQ Capital Market at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until July 25, 2017 in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days during this 180 day period. If Acura does not demonstrate compliance with Listing Rule 5550(a)(2) by July 25, 2017, the Staff will determine whether Acura meets the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on the NASDAQ Capital Market (except the bid price requirement). If Acura meets such criteria, it may be eligible for an additional 180 day compliance period. If Acura does not regain compliance, its common stock will be subject to delisting. At that time, Acura may appeal to a NASDAQ Listing Qualifications Panel (“Panel”), and Acura’s common stock would remain listed pending the Panel’s decision following a hearing.

The Company is currently operating under a grace period for failure to comply with NASDAQ Listing Rule 5550(b)(1) due to its failure to maintain a minimum of $2.5 million in stockholders’ equity (or meet the alternatives of market value of listed securities of $35 million or net income from continuing operations) and is subject to delisting if it fails to regain compliance by February 10, 2017.

There can be no assurance that the Company will be able to regain compliance with the minimum bid price or minimum stockholders’ equity requirements or maintain compliance with the other listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: January 27, 2017